Exhibit 99.1

News	Advance Auto Parts
5008 Airport Road
Release	Roanoke, VA 24012

Media Contact
Laurie Stacy
t: (540) 561-1206
e: laurie.stacy@advanceautoparts.com

Investor Relations Contact
Prabhakar Vaidyanathan
t: (919) 227-5466
e: invrelations@advanceautoparts.com
Advance Auto Parts Reports Second Quarter Fiscal 2017 Results
•Q2 sales increased year over year to $2.26 Billion. Comparable store sales flat.
•Year to date free cash flow more than doubled versus prior year. Year to date operating cash flow grew 28% versus prior year.

ROANOKE, VA., August 15, 2017 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the second quarter ended July 15, 2017. Second quarter GAAP earnings per diluted share (Diluted EPS) were $1.17. Second quarter Adjusted earnings per diluted share (Adjusted EPS) were $1.58, which excludes $0.41 of non-GAAP adjustments.

Second Quarter Performance Summary

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016	Q2 BPS Inc (Dec)

Sales (in millions)	$2,263.7	$2,256.2	$5,154.6	$5,235.9

Comp Store Sales %	0.0%	(4.1%)	(1.5%)	(2.8%)

Gross Profit (in millions)	$993.1	$1,010.3	$2,263.8	$2,360.1
Gross Profit (% sales)	43.9%	44.8%	43.9%	45.1%	(91)

SG&A (in millions)	$846.4	$793.6	$1,937.3	$1,872.5
SG&A (% sales)	37.4%	35.2%	37.6%	35.8%	222

Adjusted SG&A (in millions) (1)	$797.6	$767.1	$1,863.3	$1,802.0
Adjusted SG&A (% sales)	35.2%	34.0%	36.1%	34.4%	123

Operating Income (in millions)	$146.7	$216.7	$326.5	$487.7
Operating Income (% sales)	6.5%	9.6%	6.3%	9.3%	(312)

Adjusted Operating Income (in millions) (1)	$195.5	$243.1	$400.4	$558.2
Adjusted Operating Income (% sales)	8.6%	10.8%	7.8%	10.7%	(214)

Diluted EPS	$1.17	$1.68	$2.63	$3.82
Adjusted EPS (1)	$1.58	$1.90	$3.18	$4.41

Average Diluted Shares (in thousands)	74,093	73,835	74,093	73,842

(1)	For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables in this press release.

“We delivered sales growth and continued to close the comp sales performance gap versus the industry in Q2 while more than doubling year to date Free Cash Flow. Our revised guidance for the year incorporates the impact of industry headwinds in the first half, which we expect to continue in the second half of the year and we are taking the appropriate actions to adapt to this environment. We’ve now assembled a world class leadership team that is executing our transformation plan to significantly drive growth and long term shareholder value,” said Tom Greco, President and Chief Executive Officer.

Second Quarter 2017 Highlights

Total sales for second quarter came in at $2.26 Billion, a 0.3% increase vs. the prior year period. Comparable store sales for the quarter were flat.

The Company's Gross Profit margin decreased 91 basis points year over year to 43.9%. The decline was primarily driven by the non-cash accounting impact of the planned inventory reduction as well as the increase in supply chain costs, unfavorable mix and commodity headwinds. These factors were partially offset by the Company’s efforts to drive favorable material cost performance. The non-cash accounting impact of the year over year inventory reduction was 26 basis points in Q2. Excluding the non-cash accounting impact of the inventory reduction, the Company’s Gross Profit margin decreased 65 basis points year over year.

The Company has purchased inventory at higher costs in the past, which are reflected in the balance sheet on a LIFO basis. In addition, under accounting rules certain supply chain costs associated with inventory have been capitalized. As the Company reduced the inventory, these costs moved from the balance sheet and generated a non-cash negative impact to gross margin. As we continue to reduce inventory, it will improve cash flow, but there will continue to be a non-cash negative impact to gross margin.

Adjusted SG&A was 35.2% of sales, a 123 basis point increase year over year. The increase was primarily driven by investments in customer focused strategies. In addition, higher medical and insurance expenses and support center costs related to increased personnel costs also contributed to the increase. The Company's GAAP SG&A increased 222 basis points versus the prior year.

The Company's Adjusted Operating Income of $195.5M (8.6% margin) declined 214 basis points versus prior year, primarily driven by the declines in gross profit and SG&A factors described above. Excluding the non-cash impact of the inventory reduction the Adjusted Operating income would have been $207.3M (9.2% margin), a decline of 188 basis points on a year over year basis. On a GAAP basis, the Company's Operating Income declined 312 basis points.

Operating cash flow increased approximately 28.3% to $267.3 million through the second quarter of 2017 from $208.4 million through the second quarter of 2016. Free cash flow was $145.0 million through the second quarter of 2017 compared to $70.5 million through the second quarter of 2016 primarily driven by inventory reduction efforts.

2017 Annual Outlook

The Company provided the following update to its full fiscal year 2017 guidance:

New Stores	60-65 new stores
Comparable Store Sales	-3% to -1%
Adjusted Operating Income Rate	200 to 300 basis points year over year reduction
Income Tax Rate	37.5% to 38.0%
Integration & Transformation Expenses	Approximately $100 to $150 million
Capital Expenditures	Approximately $250 million
Free Cash Flow	Minimum $300 million
Diluted Share Count	Approximately 74 million shares

The Company expects to continue reducing inventory levels to improve cash flow, and therefore will experience the associated non-cash accounting gross margin headwinds. Excluding the non-cash impact of the year over year inventory reduction which is estimated to be 75 basis points, the year over year reduction on Adjusted Operating income rate is expected be 125 basis points to 225 basis points.

Dividend

On August 10, 2017, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 6, 2017 to stockholders of record as of September 22, 2017.

Investor Conference Call

The Company will detail its results on a conference call scheduled to begin at 8 a.m. Eastern Time on Tuesday, August 15, 2017, which will be made available concurrently on the Company’s website, www.AdvanceAutoParts.com. The call is also available by dialing (877) 704-4453 or (201) 389-0920 if calling internationally. A replay of the conference call will be available on the Advance website for one year.

About Advance Auto Parts

Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 15, 2017, Advance operated 5,073 stores and 131 Worldpac branches and employed 73,000 Team Members in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves approximately 1,250 independently owned Carquest branded stores across these locations in addition to Mexico and the Bahamas, Turks and Caicos, British Virgin Islands and Pacific Islands. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, key assumptions for 2017 financial performance including adjusted operating income; statements regarding expected growth and future performance of Advance Auto Parts, Inc. (AAP), including store growth, capital expenditures, comparable store sales, gross profit rate, SG&A, adjusted operating income, inventory levels, free cash flow, income tax rate, General Parts integration costs, transformation costs and adjusted operating income rate targets; expectations regarding leadership changes and their impact on the company’s strategies, opportunities and results; statements regarding enhancements to shareholder value; statements regarding strategic plans or initiatives, growth or profitability; statements regarding productivity targets; and all other statements that are not statements of historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, AAP’s ability to implement its business and growth strategy; ability to attract, develop and retain executives and other employees; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 31, 2016 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 15, 2017	December 31, 2016

Assets

Current assets:
Cash and cash equivalents	$257,230	$135,178
Receivables, net	680,503	641,252
Inventories	4,293,367	4,325,868
Other current assets	95,115	70,466
Total current assets	5,326,215	5,172,764

Property and equipment, net	1,431,294	1,446,340
Goodwill	993,916	990,877
Intangible assets, net	618,879	640,903
Other assets, net	67,109	64,149
	$8,437,413	$8,315,033

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$2,937,096	$3,086,177
Accrued expenses	629,088	554,397
Other current liabilities	32,143	35,472
Total current liabilities	3,598,327	3,676,046

Long-term debt	1,043,690	1,042,949
Deferred income taxes	438,782	454,282
Other long-term liabilities	228,337	225,564
Total stockholders' equity	3,128,277	2,916,192
	$8,437,413	$8,315,033

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve and Twenty-Eight Week Periods Ended
July 15, 2017 and July 16, 2016
(in thousands, except per share data)
(unaudited)

	Q2 2017	Q2 2016	YTD 2017	YTD 2016

Net sales	$2,263,727	$2,256,155	$5,154,565	$5,235,933
Cost of sales	1,270,639	1,245,898	2,890,793	2,875,787
Gross profit	993,088	1,010,257	2,263,772	2,360,146
Selling, general and administrative expenses	846,377	793,573	1,937,281	1,872,463
Operating income	146,711	216,684	326,491	487,683
Other, net:
Interest expense	(13,921)	(14,021)	(32,351)	(32,964)
Other income, net	3,169	6,244	7,982	9,367
Total other, net	(10,752)	(7,777)	(24,369)	(23,597)
Income before provision for income taxes	135,959	208,907	302,122	464,086
Provision for income taxes	48,910	84,307	107,113	180,673
Net income	$87,049	$124,600	$195,009	$283,413

Basic earnings per share (a)	$1.18	$1.69	$2.64	$3.84
Average shares outstanding (a)	73,848	73,576	73,810	73,476

Diluted earnings per share (a)	$1.17	$1.68	$2.63	$3.82
Average diluted shares outstanding (a)	74,093	73,835	74,093	73,842

(a)
Average shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter or year-to-date period, as applicable. At July 15, 2017 and July 16, 2016, we had 73,862 and 73,613 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Twenty-Eight Week Periods Ended
July 15, 2017 and July 16, 2016
(in thousands)
(unaudited)

	July 15, 2017	July 16, 2016

Cash flows from operating activities:
Net income	$195,009	$283,413
Depreciation and amortization	135,200	139,265
Share-based compensation	19,938	9,142
(Benefit) provision for deferred income taxes	(16,006)	11,454
Other non-cash adjustments to net income	6,212	1,012
Net change in:
Receivables, net	(37,012)	(57,241)
Inventories	41,923	(236,403)
Accounts payable	(153,750)	11,611
Accrued expenses	91,333	51,488
Other assets and liabilities	(15,498)	(5,301)
Net cash provided by operating activities	267,349	208,440

Cash flows from investing activities:
Purchases of property and equipment	(122,364)	(137,920)
Proceeds from sales of property and equipment	1,311	1,293
Other, net	20	(2,430)
Net cash used in investing activities	(121,033)	(139,057)

Cash flows from financing activities:
(Decrease) increase in bank overdrafts	(4,202)	13,656
Net borrowings (payments) on credit facilities	—	(34,500)
Dividends paid	(13,363)	(13,291)
Proceeds from the issuance of common stock	2,281	2,222
Tax withholdings related to the exercise of stock appreciation rights	(6,230)	(12,489)
Repurchase of common stock	(3,303)	(12,179)
Other, net	(2,027)	(224)
Net cash used in financing activities	(26,844)	(56,805)

Effect of exchange rate changes on cash	2,580	1,467

Net increase in cash and cash equivalents	122,052	14,045
Cash and cash equivalents, beginning of period	135,178	90,782
Cash and cash equivalents, end of period	$257,230	$104,827

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission, but do not include the footnotes required by GAAP for complete financial statements. The Company retrospectively adopted ASU 2016-09 in the first quarter of 2017, which resulted in a reclassification of $15,535 of excess tax benefits related to share-based compensation from financing activities to operating activities in the comparable period of last year.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. However, the Company has presented these non-GAAP financial measures as management believes that the presentation of its financial results that exclude non-cash charges related to the acquired General Parts intangibles and non-operational expenses associated with i) the integration of General Parts, ii) store closure and consolidation costs and iii) transformation expenses under our strategic business plan is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and relate to the integration of General Parts and store closure activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other peer companies in its industry. The disclosure of these measures allows investors to evaluate the Company’s performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses the Company has determined are not normal, recurring cash operating expenses necessary to operate the Company’s business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

General Parts Integration Expenses - As disclosed in the Company’s filings with the Securities and Exchange Commission, the Company acquired General Parts International, Inc. (“General Parts”) for $2.08 billion on January 2, 2014 and is in the midst of a multi-year integration plan to integrate the operations of General Parts with Advance Auto Parts. This includes the integration of product brands and assortments, supply chain and information technology. The integration is being completed in phases and the nature and timing of expenses will vary from quarter to quarter over several years. The integration of product brands and assortments was primarily completed in 2015 and the focus shifted to integrating the supply chain and information technology systems. Due to the size of the acquisition, the Company considers these expenses to be outside of its base business. Therefore, the Company believes providing additional information in the form of non-GAAP measures that exclude these costs is beneficial to the users of its financial statements in evaluating the operating performance of the base business and its sustainability once the integration is completed.

Store Closure and Consolidation Expenses - Store closure and consolidation expenses consist of expenses associated with the Company’s plans to convert and consolidate the Carquest stores acquired from General Parts. The conversion and consolidation of the Carquest stores is a multi-year process that began in 2014. As of July 15, 2017, 719 Carquest stores acquired from General Parts had been consolidated into existing Advance Auto Parts stores format. While periodic store closures are common, these closures represent a major program outside of the Company’s typical market evaluation process. The Company believes it is useful to provide additional non-GAAP measures that exclude these costs to provide investors greater comparability of its base business and core operating performance. The Company also continues to have store closures that occur as part of its normal market evaluation process and has not excluded the expenses associated with these store closures in computing the Company’s non-GAAP measures.

Transformation Expenses - The Company expects to incur a significant amount of expenses over the next several years as it transitions from its integration plan to a transformation plan that involves a complete transformation and integration of the entire company. During the second quarter, the Company completed a significant restructuring of its field structure and streamlined other support center functions to better position the Company to deliver on its growth and profitability priorities. The Company recognized severance and other costs in the second quarter related to these actions. In addition, the Company incurred professional services for assistance in its strategic business plan efforts, including its productivity agenda that the Company expects to start producing significant savings in the second half of 2017.

The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

Reconciliation of Adjusted Net Income and Adjusted EPS:

	Twelve Week Periods Ended (in thousands, except per share data)		Twenty-Eight Week Periods Ended (in thousands, except per share data)
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Net income (GAAP)	$87,049	$124,600	$195,009	$283,413
SG&A adjustments:
GPI integration and store consolidation costs	6,919	17,002	19,783	48,355
GPI amortization of acquired intangible assets	9,124	9,459	21,403	22,121
Transformation expenses	32,753	—	32,753	—
Other income adjustment (a)	(502)	—	(8,878)	—
Provision for income taxes on adjustments (b)	(18,351)	(10,055)	(24,723)	(26,781)
Adjusted net income (Non-GAAP)	$116,992	$141,006	$235,347	$327,108

Diluted earnings per share (GAAP)	$1.17	$1.68	$2.63	$3.82
Adjustments, net of tax	0.41	0.22	0.55	0.59
Adjusted EPS (Non-GAAP)	$1.58	$1.90	$3.18	$4.41

Reconciliation of Adjusted Selling, General and Administrative Expenses:

	Twelve Week Periods Ended (in thousands)		Twenty-Eight Week Periods Ended (in thousands)
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
SG&A (GAAP)	$846,377	$793,573	$1,937,281	$1,872,463
SG&A adjustments	(48,795)	(26,461)	(73,939)	(70,476)
Adjusted SG&A (Non-GAAP)	$797,582	$767,112	$1,863,342	$1,801,987

Reconciliation of Adjusted Operating Income:

	Twelve Week Periods Ended (in thousands)		Twenty-Eight Week Periods Ended (in thousands)
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Operating income (GAAP)	$146,711	$216,684	$326,491	$487,683
SG&A adjustments	48,795	26,461	73,939	70,476
Adjusted operating income (Non-GAAP)	$195,506	$243,145	$400,430	$558,159

(a)
The adjustment to Other income for the twelve and twenty-eight weeks ended July 15, 2017 relates to income recognized from an indemnification agreement associated with the acquisition of General Parts.

(b)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Free Cash Flow:
	Twenty-Eight Week Periods Ended
	July 15, 2017	July 16, 2016
Cash flows from operating activities	$267,349	$208,440
Purchases of property and equipment	(122,364)	(137,920)
Free cash flow	$144,985	$70,520

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Adjusted Debt to Adjusted EBITDAR:
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	Four Quarters Ended
	July 15, 2017	December 31, 2016
Total debt	$1,044,108	$1,043,255
Add: Capitalized lease obligation (Rent expense * 6)	3,246,204	3,221,202
Adjusted debt	4,290,312	4,264,457

Operating income	626,406	787,598
Add: Adjustments (a)	77,009	72,828
Depreciation and amortization	254,332	258,387
Adjusted EBITDA	957,747	1,118,813
Rent expense (less favorable lease amortization of $2,732 and $3,498, respectively)	541,034	536,867
Adjusted EBITDAR	$1,498,781	$1,655,680

Adjusted Debt to Adjusted EBITDAR	2.9	2.6

(a)
The adjustments to the four quarters ended July 15, 2017 include General Parts integration, store consolidation costs and transformation expenses of $77.0 million. The adjustments to Fiscal 2016 include General Parts integration and store consolidation costs of $72.8 million.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and capitalize the Company’s existing operating leases to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The use of a multiple of rent expense to calculate the adjustment for capitalized operating lease obligations is a commonly used method of estimating the debt the Company would record for its leases that are classified as operating if they had met the criteria for a capital lease or the Company had purchased the property. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

As of July 15, 2017, the Company operated 5,073 stores and 131 Worldpac branches and served approximately 1,250 independently owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the twelve and twenty-eight weeks ended July 15, 2017.

	AAP	AI	CARQUEST	WORLDPAC	Total

April 22, 2017	4,312	182	565	130	5,189
New	13	4	3	1	21
Closed	(1)	—	(2)	—	(3)
Consolidated	—	—	(3)	—	(3)
Converted	57	—	(57)	—	—
July 15, 2017	4,381	186	506	131	5,204

December 31, 2016	4,273	181	608	127	5,189
New	21	5	6	4	36
Closed	(5)	—	(4)	—	(9)
Consolidated	(3)	—	(9)	—	(12)
Converted	95	—	(95)	—	—
July 15, 2017	4,381	186	506	131	5,204